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                                                                    EXHIBIT 15.3

October 21, 1997

Board of Trustees and Shareholders of
Security Capital Industrial Trust:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-8 relating to the Security Capital Group Incorporated 1992 Option Plan A, Security Capital Industrial Trust's consolidated financial statements for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP